Editorial Contact:
Gwen Carlson
Conexant Systems, Inc.
(949) 483-7363

CONEXANT NAMES NEW CHIEF LEGAL OFFICER

Mark D. Peterson to Lead Company’s Global Legal Efforts

NEWPORT BEACH, Calif., March 19, 2008 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced that Mark D. Peterson has joined the company as senior vice president, chief legal officer, and secretary. In his new role, Peterson is responsible for the global legal affairs of the company, including all general corporate, securities, transactions, intellectual property, and litigation activities. He reports to Dan Artusi, Conexant president and chief executive officer.

“Mark is an important addition to our senior management team,” said Artusi. “He is a seasoned legal professional with extensive experience in intellectual property and corporate litigation, and he has demonstrated exceptional leadership skills throughout the course of his career. I am confident that he will provide us with outstanding strategic counsel in his new role, and that he will prove to be an invaluable asset to Conexant.”

“I am excited about my new position and look forward to leading the company’s global legal activities and being a part of the Conexant team,” said Peterson.

Peterson, 45, joined Conexant from Targus Group International, Inc. where he was senior vice president, general counsel, and secretary. Before that, he spent nearly 10 years with Meade Instruments Corporation in a variety of executive management positions including senior vice president, general counsel, and secretary. He also served as the company’s senior vice president of International Operations, and managing director of Meade Europe. In addition, Peterson spent six years as a corporate attorney for the law firm of O’Melveny & Myers, LLP.

Peterson earned his J.D. degree from the Boalt Hall School of Law at the University of California, Berkeley. He also holds a bachelor’s of science degree in Accounting from Brigham Young University’s School of Accountancy in Provo, Utah.

About Conexant

Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for Internet connectivity, digital imaging, and media processing applications. Conexant is a fabless semiconductor company that recorded revenues of $809 million in fiscal year 2007. The company is headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com

###

Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.